Exhibit 2.1

                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (the "Agreement") is entered into this 27th day of February, 2006, by and between FLAT ROCK METAL PROCESSING L.L.C., a Michigan limited liability company ("Seller"), and PRECISION STRIP, INC., an Ohio corporation ("Purchaser") under the following circumstances:

         A. Seller desires to sell to Purchaser certain of Seller's assets used in connection with its facilities located in Perrysburg, Ohio, Eldridge, Iowa, and Portage, Indiana upon the terms hereinafter set forth.

         B. Subject to the terms and conditions of this Agreement, Purchaser desires to acquire such assets from Seller.

         NOW THEREFORE, in consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 As used in this Agreement, the following terms shall have the following respective meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have the same meanings when used in the plural, and vice versa):

         "Affiliate" of any Person means any person directly controlling, controlled by, or under common control with, any such Person, and with respect to Seller includes, but is not limited to Shields Acquisition Company, Inc., Flat Rock Metal, Inc. and Bar Processing Corporation.

         "Assumed Liabilities" shall mean the obligations set forth in Section 3.1.

         "Books and Records" means all books and records of Seller relating to the businesses and properties of the Seller, including, but not limited to: (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers lists and personnel records related to attendance, training and a list of the current pay-rates for all of the employees set forth on Schedule 10.4.1; (ii) all contracts, reports, opinions, maps and other documents affecting the title to properties of the Seller; (iii) Tax returns excluding U.S. Form 1065 and State income tax filings;
(iv) all information on the Flat Rock Coils necessary for Purchaser to fulfill its obligations under Section 10.5; and (v) all financial and operating data, files and other information with respect to Seller's business and properties, including the "flat file" of information downloaded from Seller's computer system; provided, however, that the books and records relating to Seller's properties not being sold are not covered by this Agreement and those set forth in Schedule 2.2 as retained assets shall not be included in the definition of Books and Records.

         "Closing" and "Closing Date" are defined in Article VIII.

         "Communications Act" is defined in Section 5.1.2(a).

         "Contract" means any written pledge, mortgage, indenture, note, lease, agreement, purchase or sale order, or contract.

         "Disposal" means disposal as defined by RCRA or as defined by any applicable federal, state, or local Environmental Law.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan.

         "Employee Claims" is defined in Section 5.6.1.

         "Employment Loss" means employment loss as defined in the regulations issued under the federal Worker Adjustment and Retraining Notification Act, as amended.

         "Environmental Law" means any federal, state or local law, regulation, or other legal requirement pertaining to the environment or the health or safety of the public or employees, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.ss. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.ss. 6901 et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. ss.ss. 5101 et seq. , as amended; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq., as amended; the Toxic Substances Controls Act, 15 U.S.C. ss.ss. 2602 et seq., as amended; laws regulating underground storage tanks; all permits issued to the Seller or any of its subsidiaries pursuant to the foregoing; and any other state, federal or local law, regulation, rule, ordinance or order, whether currently in existence or hereafter enacted pertaining to:

          (i) the existence, clean-up and/or remedy of contamination at, on or emanating from the Facilities as defined hereinafter during Seller's occupancy;

          (ii) the emission, discharge, or release of Hazardous Substances into the environment, including, without limitation, into air, land, water or sewer systems;

         (iii) the control of Hazardous Wastes;

          (iv) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Substances or Hazardous Wastes;

          (v)  worker or community protection; or

          (vi) the existence of Petroleum Product underground storage tanks or the clean up or other remedy associated with Petroleum Product underground storage tanks.

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         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

         "Facilities" means Seller's facilities located at 7401 Ponderosa Road, Perrysburg, Ohio 43551, 951 Trails Road, Eldridge, Iowa 52748 and 6720 Waterway Drive, Portage, Indiana 46368. The Facility in Ohio may be referred to individually as the "Ohio Facility" the Facility located in Iowa may be referred to individually as the "Iowa Facility" and the Facility located in Indiana may be referred to individually as the "Indiana Facility".

         "FCC" means the Federal Communications Commission.

         "FCC Consent" is defined in Section 10.9.

         "FCC Licenses" means the four Radio Station Licenses set forth on
Schedule 5.1.2.

         "Flat Rock Coils" is identified in Section 10.5.

         "GAAP" means United States generally accepted accounting principles consistently applied by Seller throughout the periods indicated.

         "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

         "Hazardous Substances" means hazardous substances as defined by CERCLA, or as defined by any applicable similar Law of the jurisdictions where the Facilities are located or where Hazardous Substances were transported or disposed.

         "Hazardous Wastes" shall have the meaning given it at 42 U.S.C. ss.6903(5) [SWDA ss.1004(5)], or as defined by any applicable similar Law of the jurisdictions where the Facilities are located or where Hazardous Wastes were transported for Disposal and shall include any wastes meeting the general criteria set forth at 42 U.S.C. ss.6921 [SWDA ss.3001] as specified at 40 CFR ss.260.

         "Indiana Facility" is defined under "Facilities".

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "Iowa Facility" is defined under "Facilities".

         "Law" means any common law and any federal, state, regional, local or foreign law, rule, statute, ordinance, rule, order or regulation.


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

         "Liabilities" means responsibilities, losses, damages, obligations, duties, commitments, claims, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise, excluding lost profits and consequential damages.

         "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, limitation, security interest, option, pledge, or any other title defect or restriction of any kind.

         "Material Adverse Effect" means any change or changes or effect or effects that individually or in the aggregate are materially adverse to (i) the business, condition, assets, or results of operations of the Seller, (ii) the transactions contemplated by this Agreement, (iii) the ability of Seller or the Seller Affiliates to perform its or their obligations under this Agreement, or
(iv) the legality or enforceability against Seller or the Seller Affiliates of this Agreement.

         "Multiemployer Plan" means any multiemployer plan within the meaning of
Section 3(37) of ERISA.

         "Ohio Facility" is defined under "Facilities".

         "Other Plan" means any employment, noncompetition, management, agency or consulting arrangement, bonus, profit-sharing, deferred compensation, incentive, stock option, stock ownership or stock purchase plan, or other similar plan, policy, or arrangement, whether or not in written form, which does not constitute an Employee Benefit Plan.

          "Parent" means Shields Acquisition Company, Inc., a
Michigan corporation.

          "Permitted Exceptions" is identified in Section 5.1.1.

          "Person" means any individual, corporation, partnership, association or any other entity or organization.

          "Petroleum Products" means petroleum, gasoline, oil, fuel oil, diesel fuel and petroleum solvents.

         "Phase I Environmental Reports" means those reports specified in
Section 7.1.17.

         "Purchased Assets" means the assets that are set forth in Section 2.1.

         "Purchase Price" is defined in Section 4.1.

         "Purchaser" means Precision Strip, Inc., an Ohio corporation.

         "Purchaser Indemnified Parties" is defined in Section 11.2.

          "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended, and as codified in the Solid Waste Disposal Act, 42 U.S.C. ss. 6901, et seq. (SWDA ss. 1002, et seq.). All references to RCRA in this Agreement incorporate all regulations at 40 C.F.R. ss. 260, et seq. which are intended to implement its provisions as well as all applicable state statutes and regulations adopted pursuant to RCRA.


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

         "Release" means any direct or indirect spilling, leaching, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaking, dumping, or disposing on or into any building or facility or the environment of any Hazardous Substance whether intentional or unintentional, known or unknown, and includes a threatened Release.

         "Seller" means Flat Rock Metal Processing L.L.C., a Michigan limited liability company.

         "Seller Indemnified Parties" is defined in Section 11.3.

         "Shields Group" means the Seller, Shields Acquisition Company, Inc., Flat Rock Metal, Inc. and Bar Processing Corporation.

         "Specified Date" means January 1, 2005.

         "Storage" means storage as defined by RCRA or as defined by any applicable federal, state, or local Environmental Law; however, "Storage," as used herein shall not be limited to the storage of "hazardous wastes" as defined in RCRA, but shall extend to encompass the storage of any Hazardous Substances.

         "Tangible Personal Property" is defined in Section 2.1(a).

         "Tax" means any charge or assessment by or Liability to any Governmental Authority, including, but not limited to, any deficiency, interest or penalty.

         "Tax Returns" is defined in Section 5.4.2.

         "to the Knowledge of Seller" means the actual knowledge of Peter F. Shields, Michael F. Shields, Howard McFarland, Keith King and Richard Steiner and also means the knowledge any such individuals would have after reviewing the Seller's Books and Records and other documents in the possession or control of Seller.

         "Transport" means transport as defined by RCRA or as defined by any applicable federal, state, or local Environmental Law.

         "Treatment" means treatment as defined by RCRA or as defined by any applicable federal, state, or local Environmental Law.

         "Welfare Plan" means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, other than a Multiemployer Plan.


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

         1.2 Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP.

                                   ARTICLE II

                               PURCHASE OF ASSETS

         2.1 Purchased Assets. Seller agrees to sell, transfer and assign to Purchaser free of all Liens, and Purchaser agrees to purchase, the following assets:

                  (a) Tangible Personal Property. All of Seller's right, title and interest in and to all tangible personal property owned by Seller as of the Closing and used in connection with the Facilities, including, but not limited to, all machinery, equipment, tools, fixtures, parts, supplies, furniture, furnishings, and motor vehicles and personal computers, all of which are set forth on Schedule 2.1(a) (the "Tangible Personal Property");

                  (b) Contract Rights. To the extent assignable, rights under Contracts to be assumed by Purchaser pursuant to Section 3.1;

                  (c) Authorizations. To the extent assignable, all licenses, approvals, certificates, permits or other evidence of authority issued by a Governmental Authority relating to or utilized in connection with the Facilities, the business of Seller performed at the Facilities, or any other Purchased Assets;

                  (d) Intellectual Property Rights. All of Seller's right, title and interest in and to (i) the FCC Licenses, and all pending applications thereto, subject to FCC Consent, (ii) all off the shelf software used by Seller on or in connection with the personal computers or machinery contained in the Tangible Personal Property, and (iii) Invera software and other leased software are described on Schedule 2.1(d), which Purchaser may assume as an Assumed Liability if it desires.

                  (e) Documentation. Technical documentation, patterns, plans, designs, drawings, models, blueprints, specifications, flow sheets, equipment and parts lists and descriptions and related instructions, manuals, data, records and procedures relating to the Facilities or any other Purchased Assets, including, without limitation, Books and Records;

                  (f) Listings and Materials. Interest in and to telephone and fax machine numbers at the Facilities; all listings pertaining to the Facilities in all telephone books and directories; and

                  (g) Warranty Rights. Rights in, to and under third-party manufacturers', deliverers' and installers' warranties relating to any of the Purchased Assets.

         2.2 Retained Assets. Seller shall not sell, transfer or assign, and Purchaser shall not purchase, the assets of Seller set forth on
Schedule 2.2.


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

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES

         3.1 Assumed Liabilities. Purchaser agrees to assume, pay, and timely discharge Liabilities arising after Closing from those Contracts and leases of Seller relating to or in connection with the Purchased Assets, and/or the Facilities that are listed on Schedule 3.1 attached hereto, but only to the extent that: (a) the Contracts are assignable as of the Closing Date and the assignment thereof has been approved in writing and in advance of the Closing Date by the parties thereto, if necessary; and (b) Seller is not in default thereof as of, or as a result of, the Closing and no event exists as of Closing which with the passing of time or the giving of notice, or both, would constitute a default by Seller or permit termination, modification or acceleration thereunder (the "Assumed Liabilities"). Purchaser agrees that it is responsible for all actions taken at the Facilities after the Closing, including without limitation product Liability, environmental Liability and litigation or claims Liability.

THE FOREGOING NOTWITHSTANDING, NOTHING IN THIS SECTION 3.1 SHALL BE CONSTRUED OR IMPLIED TO IMPOSE UPON PURCHASER ANY LIABILITIES RETAINED BY SELLER UNDER
SECTION 3.2.

         3.2 Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser does not assume and will not become responsible for any Liability (whether known or unknown) of Seller except the Assumed Liabilities, and Seller shall be responsible for all Liabilities relating or pertaining to it or its business, other than the Assumed Liabilities. Without limiting the generality of the foregoing, the following are included among the Liabilities of Seller which Purchaser does not expressly or impliedly assume:

                  (a) Product Liability. All Liabilities with respect to products manufactured, acquired for resale, sold or leased by Seller, without regard to: (i) the basis or theory of claim (negligence, strict tort, breach of express or implied warranty, fraud or failure to warn, test, inspect or instruct or otherwise); (ii) the nature of the damages sought (property damage, economic loss, personal injury, wrongful death or other); or (iii) whether the claim arose or is asserted before or after the Closing;

                  (b) Product Warranty or Shortage. All Liabilities of Seller to customers or third parties with respect to shortages or defects in goods delivered to customers or placed in transit to customers by Seller including, but not limited to, Liabilities for product warranty claims;

                  (c) Services. All Liabilities to customers or third parties with respect to services performed by Seller;

                  (d) Environmental. All Liabilities arising out of or attributable to the Release, generation, Treatment, Transport, recycling, Storage or Disposal of any Hazardous Substance, Hazardous Waste, Toxic Substance or Petroleum Product by Seller prior to the Closing Date, at, upon or from the Facilities;


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

                  (e) Claims. All Liabilities of Seller with respect to any pending, threatened or unasserted litigation, claim, demand, investigation or proceeding including, without limitation, Liabilities relating to the Facilities, which accrued prior to the Closing, or to any assets not being acquired;

                  (f) Employees. Except for Liabilities arising out of an employment relationship between Purchaser and any of Seller's employees that Purchaser hires that accrue on or after the Closing, all Liabilities arising out of the employment relationship between Seller and any of its employees or former employees existing at any time, whether before or after the Closing, including, but not limited to, all Liabilities relating to any Employee Benefit Plan or Other Plan sponsored or maintained by Seller or any Affiliate of Seller or to which Seller has made contributions, all severance claims of any employee of Seller (including but not limited to such claims relating to or resulting from the consummation of the transactions contemplated hereby) and all workers' compensation or EEOC claims, demands, investigations or proceedings relating to matters which occurred prior to the Closing. Purchaser agrees that it is responsible for its hiring decisions and employment practices, and will indemnify Seller for any claims brought against Seller regarding Purchaser's hiring decisions and employment practices, but not against any claims made against Seller for defamation or other actions or communications of Seller regarding employees or employment.

                  (g) Taxes. All Liabilities relating to (i) any Tax owed or alleged to be owed as claimed by any Governmental Authority in connection with the Purchased Assets, which accrued prior to the Closing, or (ii) any Tax owed or alleged to be owed by Seller as claimed by any Governmental Authority;

                  (h) Other Liabilities. All other Liabilities relating or pertaining to the conduct of business by Seller, whether such liabilities are known or unknown or are discovered or arise prior to or after the Closing and which are not expressly assumed by Purchaser under Section 3.1; and

                  (i) Breaches. Any Liability the existence of which is a breach of any representation, warranty or covenant of Seller in this Agreement.

         3.3 Satisfaction of Liabilities by Seller. To preserve for Purchaser the opportunity to maintain good relations with Seller's business partners as it may so elect, and to preclude the assertion of claims for nonpayment against Purchaser or against the Purchased Assets, Seller agrees to pay or otherwise satisfy and discharge promptly after the Closing or otherwise in accordance with their terms all Liabilities, except the Assumed Liabilities, owed by Seller in connection with the Purchased Assets, goods or services provided to or for the Facilities, and Liabilities arising prior to Closing in connection with the Contracts to be assumed by Purchaser under Section 3.1; provided, however, that this obligation shall not apply to Liabilities for which Seller has a good faith dispute. Purchaser and Seller waive compliance with any applicable "Bulk Sales Laws" in connection with the transaction contemplated hereby.


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

                                   ARTICLE IV

                                  CONSIDERATION

         4.1 Consideration Generally. As consideration for the Purchased Assets, Purchaser shall, at the Closing, pay to Seller the sum of $20,500,000.00, plus or minus the prorations for real and personal property taxes, security deposits and utilities determined at Closing and the amount paid for the trucks specified in Section 7.1.16 (the "Purchase Price") in immediately available funds by bank wire transfer to one or more accounts specified by Seller.

         4.2      Prorations.

                  (a) Ohio Facility. Seller shall pay all personal property Taxes on the Tangible Personal Property located at the Ohio Facility for the year ending December 31, 2005. Personal property taxes for the Tangible Personal Property located at the Ohio Facility for the year ending December 31, 2006 shall be paid by Purchaser; provided that such Taxes shall be prorated as of the Closing Date using the rates and valuation shown on the latest available tax return by charging Seller with a portion of such Taxes, prorated on a daily basis through the Closing Date. The proration on the Closing Date shall be final.

                  (b) Indiana Facility. Purchaser shall prepare and file the personal property Tax Returns that become due after the Closing Date for Taxes on the Tangible Personal Property located at the Indiana Facility. No less than 10 days before Closing, Purchaser shall submit to Seller its calculations that show an estimated amount of Taxes that will be due for the March 1, 2006 Lien date. Purchaser shall pay such personal property Taxes; provided that, Purchaser shall hold back from the Purchase Price at Closing an amount agreed to by Seller equal to the amount of personal property Taxes due for the March 1, 2006 Lien date, less Purchaser's share of the personal property Taxes due for the March 1, 2006 Lien date prorated on a daily basis from the Closing Date through March 1, 2006. The proration on the Closing Date shall be final.

         4.3 Charges. Seller shall be charged the prorated personal property Taxes as described above; and Purchaser shall be charged the prorated personal property Taxes not charged to Seller. Real estate taxes and utilities shall be prorated based on usage to the Closing. In the event such items are paid in advance, a credit shall be given Seller; in the event such items are paid in arrears, a credit shall be given Purchaser. Appropriate credit will be given to Seller at Closing for security deposits that are Retained Assets of Seller.

         4.4 Allocation of Purchase Price. Purchaser and Seller agree that the total consideration paid by Purchaser for the Purchased Assets (including the amount of the Assumed Liabilities) shall be allocated as set forth on Schedule
4.4. Purchaser and Seller each further agree to prepare and file such forms and reports as are consistent with the foregoing and which are required under the Internal Revenue Code, and to provide each other with a signed copy of such party's Form 8594 which is filed with the Internal Revenue Service. Seller's Taxpayer Identification Number is 38-3508219; Purchaser's Taxpayer Identification Number is 34-1207681.


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

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that each of the statements contained in this Article V (including the Schedules attached hereto) is true and correct as of the date of this Agreement and will be true and correct at and as of the Closing.

         5.1      Assets.

                  5.1.1 Title. Seller has title to, or valid and enforceable leasehold interests in, all Purchased Assets, free and clear of all Liens except the "Permitted Exceptions" set forth on Schedule 5.1.1. Except as disclosed on
Schedule 5.1.1, the Purchased Assets constitute all of the assets owned or used by Seller to conduct Seller's business at the Facilities and include all assets located at the Facilities other than the Retained Assets. The Purchased Assets are sufficient to permit Purchaser to conduct Seller's business as Seller has been conducting its business at the Facilities, have been maintained in accordance with normal industry practice and all manufacturers' specifications, are in good condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used and are in compliance with all rules and regulations of the Occupational Safety and Health Administration of the United States government. To the Knowledge of Seller, all of the Contracts under Section 3.1 by which Seller is bound and with respect to which Seller is assigning its rights to Purchaser pursuant hereto are valid, in full force and effect and enforceable in accordance with their terms by Seller and no Purchased Asset is subject to any other Contract. There exists no condition affecting the title to or use of any part of the Purchased Assets which would prevent Purchaser from occupying, using, or enforcing its rights in respect of any part of the Purchased Assets to the same full extent that Seller could continue to do so if the transactions contemplated hereby did not take place.

                  5.1.2    Intellectual Property.

                           (a) Validity. The FCC Licenses are all the licenses,
permits, authorizations, franchises and approvals issued by the FCC that are required for Seller to operate its internal facilities communication. Each of the FCC Licenses listed on Schedule 5.1.2 is valid and in full force and effect and the most recent renewals of the FCC Licenses have been granted in the ordinary course, each for a full renewal term, without any conditions, other than conditions set forth in the general rules of the FCC. Seller has not received notice from the FCC with respect to any breach or alleged breach of any covenant under, or any default with respect to, any of the FCC Licenses. Seller has fulfilled and performed all of its obligations with respect thereto, and complete and correct copies of the FCC Licenses have been delivered to Purchaser. The internal facilities communication are operated in all material respects in accordance with the terms and conditions of the FCC Licenses applicable thereto and the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated thereunder (collectively, the "Communications Act"). No proceedings are pending or are threatened which may

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


result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any internal facilities communications. No event has occurred which: (i) results in, or after notice or lapse of time or both would result in, revocation or termination of any FCC License, or (ii) has a Material Adverse Effect upon any of the rights of Seller under the FCC Licenses or the rights of Purchaser to be enjoyed as a result of the assignment of the FCC Licenses contemplated hereunder. No other license, permit, franchise, approval, application, filing, registration, consent or other action of any Governmental Authority is required as of the date hereof, or, except for routine approvals, applications, filings and registrations required in the normal course of business, hereafter, for Seller, or upon assignment, Purchaser, to operate the internal facilities communication as now operated and as proposed to be operated. Seller has filed all material reports, applications, documents, instruments, and information required to be filed by it pursuant to the Communications Act and all such reports, applications and documents are true, correct and complete in all respects, and to the Knowledge of Seller there are no matters which could reasonably be expected to result in the suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition on Seller, or upon assignment, Purchaser, of any material fines or forfeitures by the FCC, or which could reasonably be expected to result in the revocation, rescission, reversal or modification of Seller's, or upon assignment, Purchaser's, authorization to operate internal facilities communications at the Facilities as currently authorized as applicable, under the Communications Act. There is no unsatisfied adverse FCC order, decree, or ruling outstanding against Seller or any of the FCC Licenses; and there is no proceeding (including any rulemaking proceeding), complaint, or investigation against Seller or any of the FCC Licenses pending or threatened before the FCC (including any pending judicial review of such an action by the FCC).


                           (b) Expiration. The FCC Licenses expire on the dates
set forth on Schedule 5.1.2. To the Knowledge of Seller, there are no facts and/or circumstances that might lead to a successful challenge of the FCC Licenses.

                           (c) Title to Software. Seller has good and lawful
title or leasehold estate to or a valid license to use all of the software used by Seller on or in connection with the personal computers and machinery contained in the Tangible Personal Property. Except as set forth on Schedule 5.1.2(c), Seller has the right to transfer and assign to Purchaser all such software and the licenses therefor. There has been no claim made against Seller asserting the invalidity or misuse of any of such software or challenging Seller's right to use or ownership of any of such software, and there are no grounds for any such claim or challenge. To Seller's Knowledge, there has been no infringement or misappropriation of any of the software used by Seller on or in connection with the personal computers or machinery contained in the Tangible Personal Property or any facts raising a possibility of infringement or misappropriation. The use of such software by Seller has not infringed or misappropriated, and does not and will not, infringe or misappropriate, any intellectual property or proprietary right of any other Person.


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

                  5.1.3 Tangible Personal Property. Except as disclosed on
Schedule 5.1.3, and except for tangible personal property that has been replaced in the ordinary course of business by comparable tangible personal property, the Tangible Personal Property includes all tangible personal property used by Seller in connection with the operation of Seller's business at the Facilities since January 1, 2005 and no tangible personal property has been removed from the Facilities since that date. There is no interest in the Tangible Personal Property owned by any other Person for which Seller is responsible, nor is there any interest in the Tangible Personal Property in which any other Person (whether a customer, supplier or other person) has a claim, or claims to have, an interest, except for Liens of secured creditors of Seller that will be released as of the Closing.

                  5.1.4    Real Property.  Seller owns no real property.

                  5.1.5 Environmental Matters. Except as described on Schedule
5.1.5 or otherwise disclosed to Purchaser in the Phase I Environmental Reports (to be attached as a part of Schedule 5.1.5 at Closing), during the time that Seller occupied the Facilities:

                           (a) Storage Tanks. To the Knowledge of Seller, no
underground storage tanks have been located on (nor have any underground storage tanks been removed from) the Facilities;

                           (b) Disposal. To the Knowledge of Seller, there has
been no Disposal, arrangement for Disposal, or Release of any Hazardous Substances at or from the Facilities;

                           (c) Release. To the Knowledge of Seller, there has
been no Release of any Hazardous Substances at or from any of the Facilities;

                           (d) Asbestos. To the Knowledge of Seller, there are
not now nor have there ever been any asbestos-containing materials or urea formaldehyde-containing materials incorporated into the buildings or interior improvements that are a part of the Facilities, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Facilities;

                           (e) Hazardous Substances. To the Knowledge of Seller,
there has been no generation, Treatment, Storage, or Disposal of any Hazardous Substances or Hazardous Wastes by Seller at or from the Facilities, and there is not now, and there has not been during Seller's occupancy of the Facilities, any Hazardous Substances or Hazardous Wastes located in or on the Facilities, other than various cleaning products, solvents, paints, thinners, lubricants, fuels, and related Hazardous Substances utilized in connection with everyday plant operations or Hazardous Waste generated as a result thereof, which use, generation, Treatment, Storage or Disposal of such Hazardous Substances or Hazardous Wastes is not in material (meaning important or serious) violation of any Environmental Law;

                           (f) Transport. To the Knowledge of Seller, Seller has
not, during the time it occupied the Facilities, sent a Hazardous Substance or Hazardous Waste from the Facilities to a site that, pursuant to any Environmental Law: (i) has been placed on the National Priorities List or any similar state list; or (ii) is subject to or the source of an order from a Government Authority to take "response," "corrective," "removal," or "remedial" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; and

                           (g) Reports. To the Knowledge of Seller, Seller has
timely filed all reports required to be filed by Seller, and has (or had at all appropriate times) all certificates, approvals and permits (and has generated and maintained all data, documentation and records) required of Seller under all Environmental Laws in connection with Seller's business, and has complied with in all important or serious respects and currently is in compliance in all important or serious respects with the terms and conditions of all such permits and with all Environmental Laws. (h) Environmental Law. The Facilities, the Purchased Assets, and Seller's operation of its business at the Facilities are not in violation of any Environmental Law the violation of which would have a Material Adverse Effect on the Facilities, the Purchased Assets or Purchaser's ability to conduct business as Seller has been conducting its business at the Facilities.

Schedule 5.1.5 also contains an accurate and complete list of all Hazardous Substance and environmental reports prepared for Seller or in Seller's possession with respect to the Facilities in the past seven years and all permits required of Seller to conduct its operations in compliance with Environmental Laws. Seller shall prepare and with Purchaser's cooperation, submit all notices, forms and letters to the regulating authorities in order to have such permits transferred to Purchaser within 45 days of Closing.

         5.2 Organization and Power. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Michigan. Seller has full power and authority to: (a) own, lease and operate its properties and assets and carry on its business as and where such properties and assets are now owned or leased and as such business is presently being conducted; and (b) approve, execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

Parent represents and warrants that as of the date of this Agreement and as of the Closing, it is a corporation duly formed, validly existing and in good standing under the laws of the State of Michigan and has full power and authority to approve, execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith, if any.

         5.3      Agreements.

                  5.3.1 Seller Power and Enforceability. All requisite action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Seller in connection herewith has been taken by Seller. This Agreement and each other agreement and document delivered by Seller in connection herewith have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, and the individual signing all such agreements and documents has been duly authorized by Seller to bind Seller to the terms hereof and thereof.

Parent represents and warrants that as of the date of this Agreement and as of the Closing: (i) it has taken all requisite action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Parent in connection herewith, if any, (ii) this Agreement and each other agreement and document delivered by Parent in connection herewith, if any, have been duly executed and delivered by Parent and constitute the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, and (iii) the individual signing all such agreements and documents, if any, has been duly authorized by Parent to bind Parent to the terms hereof and thereof.

                  5.3.2 Consents. Except as set forth on Schedule 5.3.2, no approval or consent of, or filing with, any Persons or any state or federal Governmental Authority is required by Seller in connection with the transactions contemplated hereby or the execution, delivery or performance by Seller of this Agreement or any other agreement or document delivered by or on behalf of Seller in connection herewith.

                  5.3.3 No Conflicts. Except as set forth on Schedule 5.3.3, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by Seller in connection herewith, will not conflict with or violate, result in a breach of, constitute a default under (whether upon notice or the passage of time or both), give any party any additional right(s) (including, but not limited to, the right to terminate) under, or result in the creation of any lien on any of the Purchased Assets under: (a) any Law; (b) Seller's Articles of Organization or Operating Agreement; (c) any Contract to which Seller is a party or by which it or any of the Purchased Assets is bound;
(d) any judicial order, arbitration award, judgment, or decree to which Seller or any of its assets or properties is subject; or (e) any Employee Benefit Plan, Multiemployer Plan, Welfare Plan and Other Plan.

         5.4      Financial.

                  5.4.1 Financial Records. Attached as Schedule 5.4.1 are the Facilities' unaudited balance sheets of Seller as of December 31, 2004 and December 31, 2005, and the related statements of income for the fiscal years then ended, prepared by Seller ("Financial Statements"). All such Financial Statements were prepared from Seller's Books and Records, and present fairly the financial condition and results of operations of the Facilities at the date and for the periods indicated on such financial statements. Seller has delivered to Purchaser true, correct and complete copies of all management and internal accounting control letters ("Letters") delivered to Seller by its auditors at any time since January 1, 2004 to the extent the Letters dealt with an issue regarding the Facilities or the Purchased Assets. Except as set forth on
Schedule 5.4.1, since December 31, 2005, there has been no change in the business, assets or condition, financial or otherwise, of Seller, other than changes in the ordinary course of business which have not, in the aggregate, had a Material Adverse Effect, and Seller has not entered into any transaction outside of the ordinary course of business.

                  5.4.2    Taxes.

                           (a) Filing. All Tax returns, reports and declarations
(collectively, the "Tax Returns") required to be filed by or with any Governmental Authority in connection with the properties, business, income, expenses, net worth and franchises of Seller have been or will be timely filed, and such returns are true, accurate and complete in all respects and Seller has paid all required Taxes and, to the Knowledge of Seller, no Governmental Authority has claimed that any Tax Return is inaccurate. Seller has delivered to Purchaser copies of each of its most recent personal property and real property Tax Returns for the Facilities. There have been and are no Tax claims, audits or proceedings pending in connection with the personal property and real property Tax Returns and, to the Knowledge of Seller, there are no such threatened claims, audits or proceedings. There are no Liabilities related to Taxes of Seller (or any Affiliate thereof) which could result in Liability to Purchaser as a result of this transaction, or otherwise attach to the Purchased Assets.

                           (b) Liens. There are no Liens on any of the assets or
properties of Seller that arose in connection with any failure or alleged failure on the part of Seller to pay any Tax.

                           (c) Withholding. Seller has withheld and paid to the
proper Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person. Purchaser acknowledges that this representation is not intended to apply to any withholding obligations of Affiliates.

                  5.4.3 Books and Records. The Books and Records of Seller delivered to Purchaser are, and have been, maintained in Seller's usual, regular and ordinary manner consistent with past practice, and (except for information retained by Seller and listed on Schedule 2.2) all material transactions related to, pertaining to, or in any way connected with, the operation of the Facilities, including, but not limited to, all material maintenance and repair records relating to any equipment, are accurately reflected therein.

         5.5      Legal.

                  5.5.1    Compliance with Laws.

                           (a) Violations. The Facilities, the Purchased Assets,
and Seller's operation of its business at the Facilities are not: (i) in violation of any outstanding arbitration award, judgment, judicial order or decree to which Seller is a party; or (ii) in violation of any Law, including, but not limited to, any anti-discrimination, wage, hour, working condition, payroll withholding, pension, building, zoning or Tax Law and the violation of which Law would have a Material Adverse Effect on the Facilities, the Purchased Assets or Purchaser's ability to conduct business as Seller has been conducting its business at the Facilities.

                          (b) Possible Violations. Except as set forth in
Schedule 5.5.1(b), since the Specified Date, (i) there have been no allegations of or inquiries concerning any violations by Seller of Law regarding Seller's operations of its business at the Facilities, and (ii) there have been no claims, notices, orders or directives issued by any Governmental Authority to Seller alleging that Seller has operated its business at the Facilities in violation of any Law. Except as listed on Schedule 5.5.1(b), no permits, licenses, approvals or authorizations of any local, state, or federal Governmental Authority are required to conduct Seller's business at the Facilities as presently conducted and the absence of which would have a Material Adverse Effect on the Facilities, the Purchased Assets or Purchaser's ability to conduct business as Seller has been conducting its business at the Facilities. All such permits, licenses, approvals and authorizations have been legally obtained and maintained by Seller for the Purchased Assets and the Facilities and are in full force and effect. No proceeding is pending to revoke or limit any of them or otherwise to impose any conditions or obligations on the possession or transfer of any of them and which proceeding would have a Material Adverse Effect. Except as set forth in Schedule 5.5.1(b), all such permits, licenses, approvals and authorizations are assignable or transferable to Purchaser, and the consummation of the transactions contemplated hereby will not require the consent of any Person or result in any revocation, cancellation or suspension of any of such permits, licenses, approvals and authorizations.

                  5.5.2    Product Warranty.  Except as listed on Schedule
5.5.2:

                           (a) Claims. Since the Specified Date, there has been
no product or service warranty claim made or to the Knowledge of Seller threatened by a customer of Seller in excess of $10,000.00 with respect to any individual product or service produced at the Facilities;

                           (b) Recalls. There have been no product recalls by
Seller since the Specified Date for products produced at the Facilities; and

                           (c) Warranties. There are no product and service
warranties outstanding or currently being offered to customers of Seller.

                  5.5.3 Product Liability. Except as listed on Schedule 5.5.3, no product Liability or other tort claims have been made or, to the Knowledge of Seller, threatened against Seller alleging personal injury and relating to products sold or services performed by Seller at the Facilities since the Specified Date.

                  5.5.4 Insurance. There are no notices of any pending or threatened terminations or premium increases with respect to any of such insurance policies; Seller has not failed to give any notice or present any claim under any insurance policy in due and timely fashion; and there are no outstanding requirements or recommendations by or made on behalf of any insurance company that issued a policy with respect to any of the Purchased Assets, or the assets or operation of Seller requiring or recommending any equipment or facilities to be installed on, or upgraded, or in connection with any of the Facilities or assets or operations of Seller, the failure to comply with would have materially adversely affected the insurance coverage or rates.

                  5.5.5 Litigation. Except as listed in Schedule 5.5.2, 5.5.3, or 5.5.5: (a) no claim, litigation, investigation or proceeding regarding the Facilities, the Purchased Assets, or Seller's operation of its business at the
Facilities: (i) is pending against Seller or, to the Knowledge of Seller, threatened against Seller; or (ii) involving Seller has been concluded since the Specified Date; and (b) no arbitration award, judgment, judicial order, or decree is outstanding against Seller.

                  5.5.6    Uninsured Claims.  Schedule 5.5.6 describes:

                           (a) any self-insurance arrangement by or affecting
Seller, including any reserves established thereunder;

                           (b) any agreement or arrangement, other than a policy
of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business conducted at the Facilities; and

                           (c) all obligations of Seller to provide
insurance coverage to other Persons (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

         5.6      Business.

                  5.6.1 Employment. As of the date of this Agreement, Seller employs a total of approximately 120 employees that work at or provide services for the Facilities. Seller has paid in full to all employees all wages, commissions, bonuses and other direct compensation for all services performed by Seller's employees prior to the Closing. Except as set forth on Schedule 5.6.1, there are no claims by any of the employees or former employees of Seller at the Facilities pending with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws ("Employee Claims") and there have been no Employee Claims since the Specified Date. Except as set forth on Schedule 5.6.1, there is no union representation of any employees at the Facilities, there has been no attempt by a labor organization to organize Seller's employees at the Facilities into a collective bargaining unit since the Specified Date, and to the Knowledge of Seller there is no imminent threat of an attempt to organize a union. Except as set forth on Schedule 5.6.1, since the Specified Date, there has not been any general increase made or promised in the level or rate of salaries or compensation (including, but not limited to, bonuses) of Seller's employees at the Facilities. No employee of Seller is currently covered by a defined benefit plan that will be terminated by Seller as a result of the transaction contemplated by this Agreement. Seller is not required to pay any bonuses or make any profit sharing contributions to its employees during the period from January 1, 2006 through the Closing Date and all bonuses or profit sharing contributions due to Seller's employees for prior periods have been paid.

                  5.6.2 Employment Termination. Schedule 5.6.2 lists each employee and former employee at the Facilities who has incurred an Employment Loss with respect to Seller during the past 90 days and identifies the date on which the Employment Loss occurred.

                  5.6.3    Compliance with Contracts.

                  (a) Schedule 5.6.3(a) lists all Contracts (whether oral or written) to which Seller is a party or by which it is bound that involve performance of services or delivery of goods or materials by or to Seller, or require Seller to make payments, of an amount or value in excess of $20,000 either as a one time payment or over the course of one year.

                  (b) Except as set forth in Schedule 5.6.3(e), with respect to each Contract that is being assumed by Purchaser, (i) the agreement is legal, valid, binding, enforceable and in full force and effect, (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (iii) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of such agreement, (iv) to the Knowledge of Seller, each other Person that has or has had any obligation or liability under such agreement is, and at all times has been, in material compliance with all applicable terms and requirements of such agreement, (v) neither Seller, nor to the Knowledge of Seller, any other party thereto is in breach or default thereof, and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default thereof, or permit termination, modification, or acceleration thereunder, and (vi) neither Seller, nor to the Knowledge of Seller, any other party has repudiated any material provision of any such agreement.

                  (c) With respect to any Contract that is being assumed by Purchaser, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under any Contract with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

                  (d) Seller has delivered to Purchaser a correct and complete listing of each written agreement related to the Assumed Liabilities described in Schedule 3.1 and a written summary setting forth the terms and conditions of any oral agreement described in Schedule 3.1.

                  (e) With respect to the Contracts to be assumed by Purchaser pursuant to Section 3.1, except as set forth on Schedule 5.6.3(e), to the Knowledge of Seller, after due inquiry, there are no periods, events, or circumstances which make a default under, or termination or suspension of, any of the Contracts likely to occur subsequent to the date hereof, nor has any third party raised any claim, dispute or controversy with respect to any Contract. Except for Contracts with customers, such as formal Contracts, purchase orders and releases, no Contract contains any provision which is unusually burdensome, restrictive or unfavorable to Seller or which has a Material Adverse Effect or is likely to have a Material Adverse Effect in the future on the Facilities, the Purchased Assets or Purchaser's ability to conduct business as Seller has been conducting its business at the Facilities;

                  (f) Seller has not released any of its material rights under any of the Contracts listed on Schedule 3.1 thereof, except the purchase option right according to Agreement dated October 20, 2005 between ADS Logistics, LLC and the Seller (the "Purchase Option Buy Back Agreement");

                  (g) No event has occurred under any Contract listed on
Schedule 3.1 that would permit the creation of any Lien upon, or the restriction of the right to the use of, any of the Purchased Assets, and no party to any Contract has repudiated or requested to amend or modify any provision of any such Contract; and

                  (h) Except as set forth on Schedule 5.6.3(h), the Contracts listed on Schedule 3.1 are freely assignable to Purchaser, no consent from any third party is required under a Contract to consummate the transactions contemplated hereunder or to assign to Purchaser any rights thereunder, and all such Contracts are, and after the Closing will continue to be, legal, valid, binding, enforceable in accordance with their terms and in full force and effect on substantially identical terms to those in effect prior to the Closing.

                  5.6.4 Vacation Pay. Seller represents and warrants that Seller has not accrued any Liability (and would not have accrued a Liability in the ordinary course of business if the sale of the Facilities was not contemplated) for vacation pay Liability for employees at the Facilities, other than the accrual for vacation pay that has been earned by employees since January 1, 2006 according to the vacation accrual schedule set forth in Seller's employment handbook delivered to Purchaser. Employees of Seller accrue vacation as according to the schedules set forth in such employment handbook through the Closing Date.

                  5.6.5 Change in Business. Except as disclosed on Schedule 5.6.5, there have been no changes in Seller's conduct of its business since the Specified Date and there are no such changes currently being implemented.

         5.7 Disclosure Regarding Customer Contracts. Prior to Closing, Seller
(a) has provided to the Purchaser access to all materials and documents related to its customer Contracts set forth on Schedule 3.1 which are necessary for a comprehensive review, and (b) has not omitted any information to which a reasonable purchaser would attach importance in determining whether to assume the Contracts.

         5.8      Miscellaneous.

                  5.8.1 Conflicts of Interest. Except as described in Schedule 5.8.1, no member, officer or director of Seller nor family member of any member, officer or director of Seller: (a) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity which is a lessor, lessee, customer or supplier of Seller in connection with the Facilities; (b) owns, directly or indirectly, any interest in, any tangible or intangible property, asset, or right which Seller uses in its business at the Facilities; or (c) is a party to any Contract that is to be assigned to Seller under Section 3.1.

                  5.8.2 Arms-Length Transactions. Except as described in
Schedule 5.8.2, all of Seller's transactions arising out of, resulting from, or in any way connected with, the operation of the business at the Facilities have been conducted on an arms-length basis except that in the case of transactions between Seller and any Affiliate of Seller (all of which transactions are described on Schedule 5.8.2) such transactions have been fair to Seller and on terms comparable to those that would have prevailed in an arms-length transaction. To the Knowledge of Seller, no employee of the business has violated the published business policies of any third party with respect to gifts, services or corporate business practices.

                  5.8.3 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Seller or its members is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated herein, except Deloitte & Touche Corporate Finance, LLC which fees shall be paid solely by Seller.

                  5.8.4 WARN Act Notice. Seller represents and warrants to Purchaser that there is no requirement for a notice under the Worker Adjustment and Retraining Notification Act with respect to the transaction contemplated by this Agreement.

         5.9 Survival Period of Representations and Warranties. The foregoing representations shall survive the Closing only for that period of time as expressly set forth in Section 11.5.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller that each of the statements contained in this Article VI (including the Schedules attached hereto) is true and correct as of the date of this Agreement and will be true and correct at and as of the Closing.

         6.1 Organization and Power. Purchaser is a corporation duly formed and in good standing under the laws of the State of Ohio. Purchaser has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

         6.2      Agreements.

                  6.2.1 Enforceability. All requisite action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Purchaser in connection herewith has been taken by Purchaser. This Agreement and each other agreement and document delivered by Purchaser in connection herewith has been duly executed and delivered by Purchaser and constitute the binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms and the individual signing all such agreements and documents has been authorized by Purchaser to bind Purchaser to the terms hereof and thereof.

                  6.2.2 Consents. No approval or consent of, or filing with, any Persons or any state or federal Governmental Authority is required by Purchaser in connection with the transactions contemplated hereby or the execution, delivery or performance by Purchaser of this Agreement or any other agreement or document delivered by or on behalf of Purchaser in connection herewith (other than any filing with respect to the FCC Licenses).

                  6.2.3 No Conflicts. The execution, delivery and performance of this Agreement, and each other agreement and document delivered by it in connection herewith, does not conflict with or violate, or constitutes an event which, after notice or lapse of time or both, could result in a breach or violation of: (a) any Law; (b) Purchaser's Articles of Incorporation or Code of Regulations; (c) any Contract to which Purchaser is a party or by which it is bound; or (d) any judicial order, arbitration award, judgment, or decree to which Purchaser or any of its assets or properties is subject.

         6.3 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Purchaser or its members is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated herein.

         6.4 Survival Period of Representations and Warranties. The foregoing representations shall survive the Closing only for that period of time as expressly set forth in Section 11.6.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.1 Conditions to Purchaser's Obligation. The obligation of Purchaser to perform this Agreement is subject to satisfaction of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to Purchaser which are not attached as Exhibits and Schedules (and therefore deemed satisfactory to Purchaser) must be in form and substance reasonably satisfactory to Purchaser.

                  7.1.1 Agreements Performed. Seller shall have performed all of the obligations required under this Agreement to be performed by Seller at or before the Closing;

                  7.1.2 Representations Accurate. The representations and warranties of Seller contained herein shall continue to be accurate in all material respects just as if made as of the Closing; provided, however, that Seller may provide Purchaser with updated supplemental schedules prior to Closing that do not contain any material changes from the schedules attached hereto on the date of execution hereof;

                  7.1.3 Seller's Certificate. Purchaser shall have received a certificate signed by Seller certifying as to the matters set forth in Sections
7.1.1 and 7.1.2 above.

                  7.1.4 Opinion. Purchaser shall have received the legal opinion, addressed to Purchaser as of the Closing Date, of Seller's counsel, in form and substance satisfactory to Purchaser and its counsel, in the form as attached in Exhibit 7.1.4.

                  7.1.5 Certificate of Existence. Purchaser shall have received a certificate of existence and/or good standing for Seller dated after December 31, 2005 from the Secretaries of State of each of Ohio, Indiana, Iowa and Michigan;

                  7.1.6 No Change. There shall have been no material adverse change in the financial condition, results of operations, assets, business or prospects of Seller at the Facilities between the date of execution of this Agreement and the Closing;

                  7.1.7 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transaction contemplated by this Agreement;

                  7.1.8 Due Diligence Review. Purchaser shall complete further due diligence review of any supplemental schedules or additional due diligence materials provided by Seller after the date of this Agreement within three (3) business days of receipt of any such supplemental schedule or additional due diligence materials provided by Seller. If Purchaser does not advise Seller in writing within such three (3) business days that the results of its review is not satisfactory, the condition to Closing with respect to such supplemental schedules or additional due diligence shall be waived by Purchaser. In the event that a timely notice of reasonable dissatisfaction of the results of the supplemental schedules or additional due diligence is given by Purchaser, Seller shall then have sixty (60) days to cure the dissatisfaction defined by Purchaser to Purchaser's sole but reasonable discretion. After the date hereof, the Seller will not be required to deliver updates of the releases and purchaser orders under Contracts with customers of Seller listed on Schedule 3.1 as long as Seller delivers the flat file at or prior to Closing pursuant to a mutually agreeable Information Transfer Plan (which has been preliminarily discussed and agreed upon between the operational staff of Purchaser and Seller) and Seller notifies Purchaser of any material events relating to the Contracts that occur prior to Closing. The flat file is a data file that will include data (such as customer information, inventory on hand, material identification, processing specifications, finished inventory processed by Seller, weights and pricing) to be mutually agreed to by Purchaser and Seller prior to Closing.

                  7.1.9 Consents. Purchaser shall have received all the material consents, approvals, authorizations, permits, licenses and registrations of all Persons and Governmental Authorities and as required under all material Contracts set forth in Section 3.1, unless waived in writing by Purchaser, that are required to consummate the transactions contemplated by this Agreement as set forth on Schedule 5.3.2 (which is to be prepared jointly by Purchaser and Seller); provided, however, that Purchaser shall waive a grant of the required FCC Consent to the assignment of the FCC Licenses from Seller to Purchaser, so long as Seller, at consummation, enters into a Radio Station Use Agreement for the FCC Licenses in a form substantially similar to that set forth in Exhibit 10.8; Purchaser will require consents for any Contract set forth on Schedule 3.1 that requires the consent of Seller's customer for Purchaser to fulfill Seller's obligations. A consent for any Contract with Marubeni-Itochu Steel America, Inc. shall not be required.

                  7.1.10 Lien Terminations. Purchaser shall have been provided evidence satisfactory to Purchaser in its sole discretion that all security interests in, and all Liens on, the Purchased Assets other than the Permitted Exceptions have been terminated and released, such evidence to include, but not be limited to, UCC Termination Statements from all secured creditors of Seller, except those filings related to bailed goods;

                  7.1.11 Transfer Instruments. Purchaser shall have received general bills of sale and assignment in the form and substance reasonably satisfactory to it signed by Seller, and such certificates of title (including, but not limited to, assignment of leases for equipment), endorsements, assignments in recordable form, affidavits required under applicable law, and other instruments of transfer as shall be required to permit Purchaser to acquire the Purchased Assets free of any Liens;

                  7.1.12 Certified Resolutions. Purchaser shall have received copies of the resolutions duly adopted by the members and/or shareholders of Seller and Parent authorizing the execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated hereby, duly certified by the Secretary of Seller and Parent, respectively, which resolutions shall be in full force and effect on the Closing Date;

                  7.1.13 Payment of Bonuses and Vacation Pay. Seller shall have paid bonuses and/or made profit sharing contributions to all eligible employees thereof for all periods of operation up through December 31, 2005 and shall have paid all prorated vacation pay to its employees earned through the Closing Date, and Seller shall provide Purchaser with an accounting of the same;

                  7.1.14 Walk-Through. Purchaser has visited the Facilities and is satisfied with its review of the Facilities and the Purchased Assets with the following exceptions: (a) the slab jacking at the Iowa Facility, and (b) the pot holes in the back driveway of the Ohio Facility. Once Seller shall have cured such exceptions or satisfied Purchaser that Landlord at the Iowa Facility will cure such exception, the Purchaser shall remove this Section 7.1.14 as a condition to Closing.

                  7.1.15 Transitional Services Agreement. The Transitional Services Agreement shall have been executed and delivered by Seller.

                  7.1.16 Flat Rock Metal Logistics, LLC. Flat Rock Metal Logistics, LLC, a sister limited liability corporation to the Seller shall have sold to Purchaser the two (2) cabs and trailers owned by Flat Rock Metal Logistics, LLC identified during due diligence for the price of $220,000.

                  7.1.17 Phase I Environmental Reports. Purchaser shall have received Phase I Environmental Reports for each Facility, and each such report shall be considered an additional due diligence material and therefore subject to Section 7.1.8 above. The Phase I Environmental Reports will be performed at Purchaser's direction and at Purchaser's sole cost and expense for Purchaser's use (with a copy delivered to Seller).

                  7.1.18 Ohio Facility Lease. Purchaser, Seller and the primary landlord of the Ohio Facility, Mitsui Steel Development Co., Inc. ("Mitsui"), shall have entered into an assignment of the existing Lease Agreement dated as of March 28, 2002 for the Ohio Facility that is between Mitsui and Flat Rock Metal, Inc. on terms reasonably acceptable to Purchaser, with the assignment to be effective as of the Closing. Seller shall use its best efforts to obtain an estoppel certificate from Mitsui in substance reasonably acceptable to Purchaser to be delivered at Closing and shall fully indemnify Purchaser for any failure to obtain the estoppel certificate (which indemnity will not be subject to nor count towards the cap or basket provisions of Section 11.5). Further, that the existing Sublease Agreement between Flat Rock Metal, Inc. and Seller shall have been terminated as of Closing.

                  7.1.19 Indiana Facility Lease. Purchaser and Seller shall have entered into a valid sublease of the existing Multi-Tenant Industrial Building Lease dated as of June 27, 2000 between Roll & Hold Warehousing Distribution Corp., now known as ADS Logistics, LLC ("ADS"), and Seller (the "Existing Indiana Sublease") effective as of the Closing. ADS must consent in writing to the terms of the sublease between Purchaser and Seller. Seller shall use its best efforts to obtain an estoppel certificate from ADS concerning the Existing Indiana Sublease reasonably acceptable to Purchaser to be delivered at Closing and shall fully indemnify Purchaser for any failure to obtain the estoppel certificate (which indemnity will not be subject to nor count towards the cap or basket provisions of Section 11.5). Seller shall use its best efforts to obtain the consent in writing to the sublease between Purchaser and Seller of The Indiana Port Commission ("IPC"), as Lessor under that certain Lease and Metals Development and Operating Agreement dated as of October 28, 1996, if required (which consent shall not be a condition to Closing). Seller shall use its best efforts to obtain an estoppel certificate from IPC reasonably acceptable to Purchaser to be delivered at Closing. Seller shall fully indemnify Purchaser for any failure to obtain IPC's consent or the estoppel certificate (which indemnity will not be subject to nor count towards the cap or basket provisions of Section 11.5). The sublease shall be for one year on a month to month basis at base rent of $4,924 per month plus Seller's pro rata shares of taxes, assessments, insurance and utilities, which Seller shall invoice to Purchaser on a monthly basis. The sublease shall be terminable by Purchaser on 30 days notice. The sublease shall contain Purchaser's option to require that Seller assign its rights to Purchaser under the Existing Indiana Sublease which option will be exercisable during the sublease term. Further, the Operating Agreement between Seller and ADS relating to the Indiana Facility shall have been terminated as of the Closing.

                  7.1.20 Iowa Facility Lease. Purchaser and Seller shall have entered into an assignment of (a) the existing Amended and Restated Multi-Tenant Industrial Building Sublease dated as of September 1, 2004 between Seller and ADS (the "Iowa Sublease"), or (b) the Iowa Sublease as amended by that certain First Amendment to Amended and Restated Multi-Tenant Industrial Building Sublease dated as of March ___, 2006, depending on whichever is then binding against Seller as of Closing for the Iowa Facility. The assignment, and with respect to any amended Iowa Sublease as provided for in (b) above, the substance of the amended Iowa Sublease, must be on terms reasonably acceptable to Purchaser with the assignment to be effective as of the Closing. The substance of the amended Iowa Sublease shall be acceptable to Purchaser if it determines in its reasonable discretion that such amended Iowa Sublease is consistent with the Agreement dated October 20, 2005 between ADS and Seller. Stag II Eldridge, LLC ("Stag"), as successor in interest to Steel House LLC, as Landlord under that certain Industrial Building Lease dated as of February 9, 2001 (the "Prime Lease"), and ADS, as Tenant under the Prime Lease and Sublessor under the Iowa Sublease, must each consent in writing to the terms of the assignment between Purchaser and Seller, if such consent is required. If the Prime Lease has been terminated and superseded by a new master lease prior to Closing, the landlord and tenant under such new prime lease must each consent in writing to the terms of the assignment between Purchaser and Seller, if such consent is required. Seller shall use its best efforts to obtain an estoppel certificate reasonably acceptable to Purchaser with respect to the Prime Lease, or any replacement prime lease in place prior to Closing, and Iowa Sublease, as applicable, to be delivered at Closing and shall fully indemnify Purchaser for any failure to obtain an estoppel certificate (which indemnity will not be subject to nor count towards the cap or basket provisions of Section 11.5). Further, the Eldridge Amended and Restated Operating Agreement dated as of August 25, 2004 between Seller and ADS relating to the Iowa Facility shall have been assigned from Seller to Purchaser in writing with ADS's consent as of the Closing. Purchaser shall have the right to negotiate with Stag or any future landlord under the Prime Lease regarding a new lease directly with Purchaser. Purchaser shall have the right to negotiate with ADS regarding an assignment of ADS' interest in the Prime Lease to Purchaser. If Purchaser is successful in either such negotiation, Seller shall cooperate to terminate the Iowa Sublease as of the effective date of such new or assigned lease.

            7.2 Conditions to Seller's Obligation. The obligation of Seller to perform this Agreement is subject to satisfaction of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to Seller which are not attached as Exhibits (and therefore deemed satisfactory to Seller) must be in form and substance reasonably satisfactory to Seller.

                  7.2.1 Agreements Performed. Purchaser shall have performed all of the obligations required under this Agreement to be performed by it at or before the Closing;

                  7.2.2 Representations Accurate. The representations and warranties of Purchaser contained herein shall continue to be accurate in all material respects just as if made as of the Closing;

                  7.2.3 Purchaser Certificate. Seller shall have received a certificate, signed by Purchaser, certifying as to the matters set forth in Sections 7.2.1 and 7.2.2 above;

                  7.2.4 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transaction contemplated by this Agreement;

                  7.2.5 Certified Resolutions. Seller shall have received copies of the resolutions duly adopted by the directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated hereby, duly certified by the Secretary or Assistant Secretary of Purchaser, which resolutions shall be in full force and effect on the Closing;

                  7.2.6 Wire Transfer. Seller shall have received immediately available funds by wire transfer in the amount of the Purchase Price ($20,500,000, less any holdbacks for Taxes and plus or minus the prorations under Section 4.1 or 4.3 and the amount for the trucks under Section 7.1.16);

                  7.2.7 Opinion. Seller shall have received the legal opinion, dated as of the Closing Date, of Purchaser's counsel, satisfactory to Seller and its counsel in the form as attached in Exhibit 7.2.7.

                  7.2.8 Transitional Services Agreement. The Transitional Services Agreement shall have been executed and delivered by Purchaser.

                  7.2.9 Flat Rock Metal Logistics, LLC. Purchaser shall have purchased and paid for the two (2) cabs and trailers owned by Flat Rock Metal Logistics, LLC identified during due diligence for the price of $220,000.

                                  ARTICLE VIII

                                     CLOSING

            If the conditions to the parties' obligations enumerated in Article VII are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place at a mutually agreed upon place on March 24, 2006, or on such other date as the parties may agree (the "Closing Date"). The transfers and deliveries described in Article VII shall be mutually interdependent and regarded as occurring simultaneously, and no such transfer or delivery shall become effective until all the other transfers and deliveries provided for in Article VII have also been consummated. The transfers and deliveries herein contemplated shall be deemed to have occurred and the Closing shall be effective as of Midnight on the Closing Date. Possession of the Purchased Assets shall be delivered to Purchaser at the Closing.

                                   ARTICLE IX

                          RISK OF LOSS PENDING CLOSING

         The risk of any loss, destruction, or other damage to the Purchased Assets, other than ordinary wear and tear, between the date of execution hereof and the completion of the Closing on the Closing Date as provided in Article VIII above, shall be solely that of Seller. If before completion of the Closing any of the Purchased Assets are damaged or destroyed by fire, casualty, or any other cause:

                  (a) Over $500,000. If the replacement or repair cost is determined by Purchaser (or at the request of Seller by an insurance appraiser selected by Purchaser's then current insurance carrier) to be more than $500,000, Purchaser, in its sole and absolute discretion, may either:

                           (i) Terminate this Agreement, without Liability; or

                           (ii) Complete the Closing hereunder, in which event
Purchaser shall be entitled to a credit against the consideration payable hereunder to Seller equal to the greater of the insurance proceeds paid or payable to Seller arising with respect to such damage or the cost to repair the damage.

                  (b) Under $500,000. If such replacement or repair cost, as the case may be, is less than $500,000, Purchaser shall be obligated to complete the Closing hereunder and shall be entitled to a credit against the consideration payable hereunder to Seller equal to the greater of the insurance proceeds arising with respect to such damage or the cost to repair the damage.

                                    ARTICLE X

                                    COVENANTS

         10.1     Pre-Closing Covenants.

                  10.1.1 Conduct of Business. Seller covenants that after the date hereof and prior to the Closing, Seller shall conduct the business operated at the Facilities in a commercially reasonable manner according to the normal course of business and in accordance with its past practice to preserve its business organization, keep available the services of its officers and employees, maintain satisfactory relationships with suppliers, dealers, customers, vendors, landlords and all others having business relationships with it and continue to service and maintain all of its customers and assets in a manner consistent with past practice (including maintaining assets according to its normal maintenance program and repairing and replacing assets that may be damaged on or prior to the Closing).

Seller covenants that, except as contemplated by this Agreement, Seller shall not, after the date hereof and prior to the Closing, without the prior written consent of Purchaser:

                  (a) sell, transfer, license, or assign any Purchased Assets;

                  (b) mortgage, pledge or otherwise encumber or create any Lien on any of the Purchased Assets;

                  (c) create, assume or permit to exist any indebtedness (other than indebtedness outstanding as of the date hereof, or subsequently incurred in the ordinary course of business and consistent with past practice, provided that such indebtedness is in compliance with all terms and conditions of Seller's existing credit agreements and notes payable);

                  (d) increase compensation payable or to become payable or make a bonus payment to or otherwise enter into one or more agreements with any employee or agent of Seller;

                  (e) terminate any officer of Seller;

                  (f) take any action, or fail to take any action, the result of which can reasonably be expected to be a termination of or default under any Contract listed on Schedule 3.1;

                  (g) materially amend, modify or terminate, or agree to materially amend, modify or terminate any Contract listed on Schedule 3.1;

                  (h) take any action, or knowingly omit to take any action, which could reasonably be expected to result in a breach of any of the representations, warranties or covenants set forth in this Agreement or in any document to be executed or delivered by Seller hereunder; or

                  (i) enter into any agreement to do any of the things described in clauses (a) through (i) above.

                  10.1.2 Access. Seller has or shall provide Purchaser with access to the Facilities so that Purchaser may conduct its review of the Facilities and Purchased Assets, but in a manner not to raise the suspicions of employees and customers. After Purchaser has notified Seller in writing that it has visited the Facilities and is satisfied with its review of the Facilities and Purchased Assets and the provisions of Section 7.1.14 has been removed as a condition to Closing, Purchaser and Purchaser's representatives, at all reasonable times (8:00 a.m. to 6:00 p.m.) and upon reasonable notice (four hours prior to visit) during and after the date hereof until Closing, shall be permitted to further examine the Facilities to conduct such tests and observations on machinery and equipment as Purchaser may choose to perform, including, but not limited to, any steps Purchaser deems necessary to facilitate the operation of the business of Purchaser at the Facilities following the Closing. Purchaser shall repair all damage and hold Seller harmless from any loss occasioned by such entry.

                  10.1.3 Supplemental Disclosure. From the date hereof until Closing, Seller shall promptly notify Purchaser if Seller becomes aware of any event or circumstance which: (a) makes it necessary to correct any representation and warranty in Article V which has been rendered inaccurate thereby; or (b) arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty in Article V.

                  10.1.4 Satisfaction of Conditions. Seller agrees to use commercially reasonable efforts to cause each of the conditions set forth in
Section 7.1 to be satisfied at or before the Closing. Purchaser agrees to use commercially reasonable efforts to cause each of the conditions set forth in
Section 7.2 to be satisfied at or before the Closing.

                  10.1.5   Termination.

                          (a) By Whom. This Agreement may be terminated: (i) by
written agreement of Purchaser and Seller; or (ii) by Purchaser at any time after the execution hereof and on or before the Closing Date pursuant to Article IX above; or (iii) by Purchaser if it timely notifies Seller in writing that it is reasonably dissatisfied with supplemental schedules or additional due diligence supplied by Seller after the signing of this Agreement and Seller does not cure such dissatisfaction within sixty (60) days after such notice by Purchaser; or (iv) by Purchaser by written notice to Seller if any of the conditions set forth in Section 7.1 shall not have been fulfilled by May 26, 2006 (or June 30, 2006 for conditions in Sections 7.1.18, 7.1.19 or 7.1.20), unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied by Purchaser prior to the Closing; or (v) by Seller by written notice to Purchaser if any of the conditions set forth in Section 7.2 shall not have been fulfilled by May 26, 2006, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Seller prior to the Closing.

                          (b) Consequences. If this Agreement is terminated
pursuant to Section 10.1.5(a)(i), (ii), (iii) or (iv), all provisions of this Agreement except the first sentence of Section 10.3.2 and the last sentence of
Section 10.1.2 shall become void without any Liability on the part of any party. If this Agreement is terminated due to the breach by either party, all rights and remedies of each party hereunder and all other provisions hereof related thereto shall survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the damages resulting therefrom. Further, either party may waive and preserve its rights with respect to any breach or non-performance by the other party and have a judgment for specific performance.

         10.2     Post-Closing Covenants.

                  10.2.1 Noncompetition. Peter F. Shields, Michael F. Shields, Keith King and the Seller shall not, directly or indirectly, alone or with others, and Peter F. Shields shall cause the Shields Group not to, directly or indirectly, alone or with others, install or operate any slitting line (including slitting, multi-cut slitting, side trimming and oscillate slitting) (a "Slitter Line" or "Slitting Business") or invest in, own, manage, operate, finance, control, advise, render services to, provide financial assistance to, guarantee the obligations of or be employed by any Person, that is directly or indirectly, alone or with others, engaged in or planning to become engaged in the Slitting Business, for a period of five (5) years expiring on [_______ ___,] 2011 (which date will be inserted at the Closing). In addition, the Seller shall enter into a contract with Richard Steiner ("Steiner") that shall cause Steiner not to, directly or indirectly, alone or with others, install or operate a Slitter Line or become employed by an entity that, directly or indirectly, operates a Slitter Line or conducts a Slitting Business, or invest in, own, manage, operate, finance, control, advise, render services to, provide financial assistance to or guarantee the obligations of any Person engaged in or planning to become engaged in the Slitting Business, for a period of one (1) year expiring on [___________ ___,] 2007 (which date will be inserted at the Closing).

Seller and the Shields Group shall, in the ordinary course of their business, be permitted to sell products or services to a Person engaged in the Slitting Business provided Seller or the Shields Group, as the case may be, is not selling slitting line products or services (including slitting, multi-cut slitting, side trimming and oscillate slitting).

                  10.2.2 Nonsolicitation. For a period of five (5) years after the Closing Date, Seller, and Peter F. Shields and Keith King shall not, directly or indirectly, alone or with others, and Peter F. Shields shall cause the Shields Group not to, directly or indirectly, alone or with others:

                          (a) solicit the business of any Person who was at any
time prior to the Closing a customer of Seller, and thereafter, a customer of Purchaser with respect to the Slitting Business;

                          (b) cause, induce or attempt to cause or induce any
customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation (A) of Seller on the Closing Date or within the year immediately preceding the Closing Date, or (B) of Purchaser after the Closing Date, to cease doing business with Purchaser after the Closing Date, to deal with any competitor of Purchaser with respect to a Slitting Business or in any way interfere with its relationship with Purchaser; or

                          (c) hire, retain or attempt to hire or retain any
employee of Purchaser or in any way interfere with the relationship between Purchaser and any of its employees or independent contractors.

                  10.2.3 Nondisparagement. After the Closing, Seller, Parent and their respective Affiliates will not disparage Purchaser or any of its Affiliates, or their employees or agents and after the Closing, Purchaser will not disparage Seller, Parent and their respective affiliates, or their employees or agents. The limitations set forth in this Section 10.2.3 shall not apply to any statements made in connection with any efforts to enforce this Agreement, or any agreement executed in connection with this Agreement.

                  10.2.4 Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.2.1 through 10.2.3 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.2 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This
Section 10.2 is reasonable and necessary to protect and preserve Purchaser's legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller or Parent.

                  10.2.5 Customer and Other Business Relationships. After the Closing, Seller and Parent will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Purchaser after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller and Parent will refer to Purchaser all inquiries relating to such business. The obligation imposed by this Section 10.2.5 shall not impose any material cost or burden on Seller or Parent and shall be limited to a reasonable period of time after the Closing.

                  10.2.6 Equipment Pits at Indiana. If Purchaser elects to remove the equipment from the Indiana Facility (i) Purchaser shall do so at its cost and expense and shall do so expeditiously and in a workman-like manner, and
(ii) Purchaser hereby indemnifies and holds harmless Seller from any claim by Landlord at the Indiana Facility that damage was caused to the Indiana Facility during such removal process. Seller hereby indemnifies and holds harmless Purchaser from and against any claim by the Landlord at the Indiana Facility for repair of the floor within the Indiana Facility due to the removal of the equipment and the resulting open pits and remaining foundation structures within the Indiana Facility and for any other failure to return the Indiana Facility premises to the condition required. The indemnity from the Seller in the previous sentence shall not apply if the Purchaser assumes the existing Lease or enters a new lease at the Indiana Facility. No caps or deductibles shall apply to the indemnity under this Section. Any indemnity under this Section shall not count towards the caps or deductibles in Article XI.

         10.3     Miscellaneous Covenants.

                  10.3.1 Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by Seller and Purchaser or as required by Law. If public disclosure or notice is required by Law, the disclosing party will use its best efforts to give the other prior written notice of the disclosure to be made.

                  10.3.2 Expenses; Transfer Taxes. Except to the extent otherwise specifically provided herein, Purchaser shall pay all of the expenses (including all fees of finders retained by Purchaser, attorneys and accountants) incident to the transactions contemplated by this Agreement which are incurred by Purchaser or its representatives, and Seller shall pay all of the expenses (including all fees of finders retained by Seller, attorneys and accountants) incident to the transactions contemplated by this Agreement which are incurred by Seller or its representatives. Except to the extent otherwise specifically provided herein, Seller shall pay all sales, or other transfer Taxes, if any, which may be payable in connection with the transactions contemplated by this Agreement. Any required transfer or assignment forms will be filed by Seller and any required consents or other authorization from any Governmental Authority will be obtained by Seller prior to the Closing.

                  10.3.3 No Assignment. No assignment by any party to this Agreement of any right or obligation hereunder may be made without the prior written consent of the other party, and any assignment attempted without that consent will be void.

                  10.3.4 Further Assurances. Seller (and its successors in interest) agrees that, at any time and from time to time after the Closing, it will, upon the request of Purchaser, do all such further acts as may be required to further transfer, assign and confirm to Purchaser or to aid and assist in the gaining of possession by Purchaser of or maintaining any of the Purchased Assets, or to vest in Purchaser title to the Purchased Assets free of all Liens arising from any action by Seller or its Affiliates.

                  10.3.5 Assignment of Contracts, Rights, Etc. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or any claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Purchaser thereunder. Seller shall use commercially reasonable efforts to obtain the consent of the other party to any of the Contracts and leases listed on Schedule
5.3.2 to the assignment thereof to Purchaser in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller (and its successors in interest) agrees to cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits and the obligations thereunder, including, but not limited to, having (a) Purchaser act as agent for Seller, and (b) Seller enforce for the benefit of Purchaser any and all rights of Seller against the other party thereto arising out of the cancellation by such other party or otherwise.

         10.4     Employee Covenants.

                  10.4.1 Employment. Pending the Closing, Seller shall use commercially reasonable efforts to retain the services of Seller's employees and encourage them to apply for possible employment with Purchaser to commence after the Closing. Seller represents and warrants that Schedule 10.4.1 sets forth the names, current hourly or annual compensation and other compensation arrangements of Seller's employees at the Facilities on the date hereof and updated prior to Closing. Purchaser shall offer employment, on such terms and conditions as shall be determined by Purchaser in its sole discretion, to such employees of Seller as Purchaser deems qualified and necessary for Purchaser's business in Purchaser's sole discretion. The employment by Purchaser of any employee of Seller who accepts the terms of employment offered by Purchaser will commence after the Closing. Seller agrees in this regard to cooperate with Purchaser by permitting Purchaser, prior to the Closing, to meet with Seller's employees at such reasonable times as shall be approved by a representative of Seller and to distribute to Seller's employees such forms and other documents relating to employment by Purchaser after the Closing as Purchaser shall reasonably request. Seller shall pay the cost of any compensation, severance or other benefits which may be payable to any employees of Seller who do not seek employment with Purchaser, accept Purchaser's offer of employment or do not receive offers of employment from Purchaser. Nothing in this Section 10.4.1 shall be deemed to require Purchaser to retain any of the employees it hires for any period of time or at any particular compensation rate or in any particular position as any employment with Purchaser after the Closing shall be terminable at-will.

                  10.4.2 Tax Deposits. Seller shall make all required deposits through the Closing for all withholding, social security and unemployment insurance Taxes relating to Seller's employees (including, but not limited to, those who become employees of Purchaser at Closing) and shall file timely quarterly and annual reports with respect to such Taxes in accordance with applicable Law whether such reports are due prior to or after the Closing.

                  10.4.3 COBRA Compliance. Purchaser shall not assume any liabilities or obligations, and Seller shall discharge all liabilities and obligations, including the timely provision of notices and any continuation of health benefit coverage required to be provided to any of its employees, former employees, or the beneficiaries or dependents of such employees or former employees, under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (herein collectively referred to as "COBRA"), to the extent such notices and continuation of health benefit coverage are legally required to be provided by Seller by reason of a qualifying event occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement.

         10.5 Post-Closing Obligations. Purchaser and Seller acknowledge that Seller will process coils and other materials ("Flat Rock Coils") for customers through the Closing Date at the Facilities. Purchaser will store the Flat Rock Coils for no charge for 180 days after the Closing Date. Seller and Purchaser shall agree upon Schedule 10.5 that lists all the Flat Rock Coils and any damages or problems to the same, after a mutual walk through inspection of the Flat Rock Coils on the Closing Date. For any Flat Rock Coils stored at the Facilities after such 180 day period, Seller shall be required to pay a market storage charge to Purchaser, payable upon receipt of Purchaser's invoice. Purchaser shall arrange for the shipment of the Flat Rock Coils to destinations designated by Seller. Purchaser shall be responsible for any damage to the Flat Rock Coils that would otherwise have been observable and was not noted in the mutual walk through inspection and that occurs after the Closing Date. A Transitional Services Agreement providing for the processing of coils, storage of coils and other transitional issues such as books and records access by Seller to enable it to collect accounts receivable shall be executed between Seller and Purchaser on the Closing Date (the "Transitional Services Agreement"). This Transitional Services Agreement shall also provide for (i) Purchaser's cooperation in implementation of the provisions of the Purchase Option Buy Back Agreement and a mechanism for payment to Seller of the Buy Back Fee, as defined in the Purchase Option Buy Back Agreement and (ii) subject to Purchaser's completion of due diligence with respect to the Ispat Inland Contract and such terms in the Transitional Services Agreement as are acceptable to Purchaser, both of which shall be determined by Purchaser in its sole and absolute discretion, for Purchaser, as subcontractor to process any work arising under the Storage and Processing Agreement dated April 2, 2002 between Ispat Inland, Inc. and Seller ("Ispat Inland Contract"). Purchaser shall not assume the Ispat Inland Contract and it shall not be considered an "Assumed Liability." The Transitional Services Agreement shall be prepared and executed on the Closing Date. The Buy Back Fee (referenced above), if received by Purchaser, shall be promptly paid over to Seller.

         10.6 Post-Closing Access to Seller's Records. Seller covenants and agrees to make Keith King, or such other person designated by Seller, available by telephone during normal business hours to provide information requested by Purchaser regarding (a) Flat Rock Coils, (b) warranty work performed by Purchaser at Seller's request, pursuant to Section 10.7, (c) processing performed by Purchaser on product located at the Facilities at the time of Closing, and (d) purchase orders outstanding on the Closing Date.

         10.7 Post-Closing Warranty Work. Seller and Purchaser shall enter into a Warranty Services Agreement on the Closing Date.

         10.8 Access. Purchaser shall provide access to the Facilities to employees of Seller between 8:00 a.m. and 6:00 p.m. on [__________ ___], 2006 for purposes of moving computer systems and other closing related issues. Seller shall assure that all Seller employees are accompanied by representatives of Purchaser.

         10.9 FCC Consent. Seller and Purchaser shall submit an application for assignment of the FCC Licenses to the FCC, requesting the FCC to consent to such assignment (the "FCC Consent") without the imposition of conditions outside the ordinary course. Seller agrees that Seller shall be solely responsible for any and all filing fees associated therewith. The FCC Consent constitutes all necessary consents, approvals, and authorizations required by the FCC for the assignment of the FCC Licenses. Seller and Purchaser agree to use their best efforts to obtain the FCC Consent and to promptly respond to any requests for additional information made by the FCC in connection with the application for FCC Consent. Upon consummation of this Agreement and until the FCC Consent is obtained, Seller agrees to permit Purchaser to use and operate the FCC Licenses pursuant to the terms of the Radio Station Use Agreement in the form to be attached as Exhibit 10.9 at Closing and made a part hereof.

         10.10 Access to Management. For 180 days following the Closing Date, Purchaser agrees to make any former Seller management employees, then employed by Purchaser, available by telephone during normal business hours to discuss with Seller substantive issues regarding Seller's business but only after Seller notifies Jim Davis and only during time periods approved by Jim Davis, which approval shall not be unreasonably withheld. If Jim Davis is not available, Seller shall notify and seek approval from Roslyn Bruns.

         10.11 Insurance. Seller shall maintain the insurance listed in Section
5.5.3 for a period of at least one year from the Closing Date.

                                   ARTICLE XI

                                INDEMNIFICATION.

            11.1 Survival of Representations and Warranties. The representations and warranties of Seller in Article V and of Purchaser in Article VI shall survive the Closing for the periods of time set forth in Sections 11.5 and 11.6, and the right of the Purchaser Indemnified Parties (as defined in Section 11.2) to bring claims for breaches is subject to the time limits in paragraph (a) of
Section 11.5 and the other limits set forth therein, and the right of the Seller Indemnified Parties (as defined in Section 11.3) to bring claims for breaches is subject to the time limits in paragraph (a) of Section 11.6 and the other limits set forth therein.

            11.2 Indemnification by Seller. Except to the extent Seller demonstrates that Purchaser or any of Purchaser's directors, officers, employees, representatives, agents, attorneys, accountants or consultants ("Purchaser and its Agents") had "actual knowledge" (as defined below as "Purchaser's Actual Knowledge") of the information resulting in any of the events listed in Sections 11.2(a) through 11.2(c), Seller shall indemnify and defend Purchaser and its directors, shareholders, officers, employees and agents (the "Purchaser Indemnified Parties") against and hold them harmless from:

                  (a) Representations. All Liability resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Seller or its Affiliates herein or in any Schedule or Exhibit attached hereto or in any other document, instrument or agreement delivered in connection herewith;

                  (b) Covenants. All Liability resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Seller in the main part of this Agreement (excluding any Schedule) or in any Exhibit attached hereto;

                  (c) Liabilities. Any imposition (including, but not limited to, imposition by operation of any bulk transfer or other Law) or attempted imposition by a third-party upon any of the Purchaser Indemnified Parties or against the Purchased Assets of (i) any Liability arising out of or relating to the Purchased Assets or the business operated at the Facilities arising on or before the Closing, which Purchaser has not specifically agreed to assume under
Section 3.1 of this Agreement and (ii) any Liability arising out of or relating to Seller or its business other than the business operated at the Facilities, whether arising before or after the Closing;

                  (d) Costs. Any and all costs and expenses (including, but not limited to, reasonable legal and accounting fees) related to any of the foregoing, or any investigation thereof.

For purposes of this Section 11.2 "Purchaser's Actual Knowledge" shall not include verbal communications by Seller and its Agents with Purchaser and its Agents or any other person, but shall only include (i) the information set forth in Seller's due diligence responses and the Schedules to this Agreement which have been Bates-stamped and reviewed by Purchaser and Seller and consists of documents numbered [__________ through _________] [numbers to be inserted at Closing] (the "Due Diligence Information"), (ii) the information contained in the Phase I Environmental Reports, and (ii) commercial information that Purchaser would be reasonably expected to know by being in the same industry as Seller and serving similar customers. A complete duplicate set of the Due Diligence Information will be maintained by Purchaser and Seller or their respective legal counsel.

Purchaser shall promptly give to Seller written notice of the claim for which indemnity is sought. A delay in giving notice shall relieve Seller of Liability only to the extent Seller suffers actual prejudice because of the delay.

            11.3 Indemnification by Purchaser. Except to the extent Purchaser demonstrates that Seller, Parent or Seller's Affiliates or any of their respective directors, officers, employees, representatives, agents, attorneys, accountants or consultants ("Seller and its Agents") had "actual knowledge" (as defined below as "Seller's Actual Knowledge") of the information resulting in any of the events listed in Sections 11.3(a) through 11.3(d), Purchaser shall indemnify and defend Seller and the members, officers, directors, employees and agents of Seller (the "Seller Indemnified Parties") against and hold them harmless from:

                  (a) Representations. All Liability resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Purchaser herein or in any Schedule or Exhibit attached hereto;

                  (b) Covenants. All Liability resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Purchaser herein or in any Schedule or Exhibit attached hereto;

                  (c) Liabilities. Any imposition (including, but not limited to, by operation of Law) or attempted imposition by a third-party upon any of the Seller Indemnified Parties of (i) any Liability of Seller which Purchaser specifically agreed to assume under Section 3.1 of this Agreement, and (ii) any Liability arising out of or relating to the Purchased Assets or the business operated by Purchaser at the Facilities arising after the Closing, including, without limitation, (1) all Liabilities with respect to products manufactured, acquired for resale, sold, or leased by Purchaser, (2) all Liabilities arising out of or attributable to the Release, generation, Treatment, Transport, recycling, or Storage of any Hazardous substance by Purchaser on or after the Closing, at, upon or from the Facilities, (3) all Liabilities of Purchaser with respect to any litigation, claim, demand, investigation or proceeding, which accrue on or after the Closing Date and which do not relate to a breach of Seller's representations and warranties hereunder, (4) all Liabilities arising out of an employment relationship between Purchaser and any of the individuals listed on Schedule 10.3.1 that are hired by Purchaser that accrue on or after the Closing, and (5) Liabilities Purchaser agreed to provide indemnity for pursuant to the last sentence of Section 3.2(f); and

                  (d) Costs. Any and all related costs and expenses (including, but not limited to, reasonable legal and accounting fees) related to any of the foregoing or the investigation thereof.

For purposes of this Section 11.3 "Seller's Actual Knowledge" shall not include verbal communications by Purchaser and its Agents with Seller and its Agents or any other person, but shall only include (i) the information contained in the Phase I Environmental Reports, (ii) commercial information that Seller would be reasonably expected to know by being in the same industry as Purchaser and serving similar customers, and (iii) the information set forth in the "Due Diligence Information."

Seller shall promptly give to Purchaser written notice of the claim for which indemnity is sought. A delay in giving notice shall only relieve Purchaser of Liability to the extent Purchaser suffers actual prejudice because of the delay.

            11.4 Third Party Claims. If any legal proceedings are instituted or any claim is asserted by any third party in respect of which the Seller Indemnified Parties on the one hand, or the Purchaser Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity shall promptly give the party from whom indemnity is sought written notice thereof. A delay in giving notice shall only relieve the recipient of Liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages (not an injunction or other equitable relief) and unless the party from whom indemnity is sought: (a) irrevocably acknowledges in writing complete responsibility for the claim and agrees to indemnify the party asserting such right to indemnity, and (b) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity, in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity shall be vigorously pursued, and any settlement or resolution of the proceeding or claim by the party asserting such right to indemnity shall be subject to the prior consent of the party from whom indemnity is sought. Any settlement or resolution by the party asserting such right to indemnity made in accordance with the terms hereof and any judgment entered in the proceeding or claim shall be binding on the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, which consent shall not be unreasonably withheld, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include, as an unconditional term thereof, the giving by the claimant to the party asserting such right to indemnity a release from all Liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim. The Seller Indemnified Parties and the Purchaser Indemnified Parties agree to take reasonable action to mitigate any Liabilities, expense, or damages with respect to any claim for indemnification.

         11.5 Limitations on Indemnification of Purchaser Indemnified Parties. The indemnification of the Purchaser Indemnified Parties provided for under paragraph (a) of Section 11.2 and the other remedies of the Purchaser Indemnified Parties arising out of this Agreement and the transactions contemplated hereunder shall be limited in certain respects as follows:

                 (a) Time. Any claim for indemnification under paragraph (a) of
Section 11.2 by the Purchaser Indemnified Parties shall be made on or before the first anniversary of the Closing Date, except that: (i) a claim for indemnification relating to the representations and warranties contained in
Section 5.4.2 (Taxes) may be made until the expiration of the applicable statute of limitations for either the assessment or collection of Taxes for the periods referred to therein; (ii) a claim for indemnification relating to the representations and warranties contained in Section 5.1.5 (Environmental Matters) or in any other Section of Article V relating to Environmental Laws may be made until the fifth anniversary of the Closing Date; and (iii) a claim for indemnification relating to the representations and warranties contained in
Section 5.2 (Organization and Power), Section 5.3 (Agreements), and Section
5.1.1 (Title) may be made forever;

                 (b) Tippling Basket. Seller shall not be liable to the Purchaser Indemnified Parties for indemnification claims under Section 11.2 until the aggregate amount of indemnification claims under Section 11.2 exceeds $125,000, but if the aggregate amount of indemnification claims under paragraph
11.2 reaches such amount, Seller shall be liable to the Purchaser Indemnified Parties for the full amount of such indemnified claims, in excess of $25,000 dollars;

                 (c) Maximum.

                  Non-Environmental Maximum. Notwithstanding anything to the contrary in this Agreement (except as specified in this Section 11.5(c)), in no event shall Seller be liable under Section 11.2(a), in the aggregate, for any amounts exceeding $5,000,000 (the "$5,000,000 Cap").

                  Environmental Maximum. The $5,000,000 Cap shall not apply to any Liability resulting from or arising out of any inaccuracy in or breach of any representations and warranties contained in Section 5.1.5 (Environmental Matters).

                  Absolute Cap. Except as provided below under "Exceptions," the aggregate maximum liability of Seller for indemnity under Section 11.2(a), in the aggregate, shall be $10,000,000, which shall be an absolute cap (the "Absolute Cap").

                  Exceptions. The $5,000,000 Cap and the Absolute Cap shall not apply to (i) to any Liability resulting from or arising out of any inaccuracy in or breach of the representations or warranties by Seller in Section 5.3 (Agreements); Section 5.4.2 (Taxes); and Section 5.1.1 (Title) of this Agreement; and (ii) in the event of fraud.

                 (d) Claim. A claim for indemnity is made by giving written notice of the claim to the party from whom indemnity is sought. The written notice must contain a description of the claim with reasonable detail and based on information and knowledge available to the party asserting the right to indemnity.

            11.6 Limitations on Indemnification of Seller Indemnified Parties. The indemnification of the Seller Indemnified Parties provided for under Section
11.3 and the other remedies of the Seller Indemnified Parties arising out of this Agreement and the transactions contemplated hereunder shall be limited in certain respects as follows:

                 (a) Time. Any claim for indemnification under paragraph (a) of
Section 11.3 by the Seller Indemnified Parties shall be made by the first anniversary of the Closing Date;

                 (b) Tippling Basket. Purchaser shall not be liable to the Seller Indemnified parties for indemnification claims under Section 11.3 until the aggregate amount of indemnification claims Section 11.3 exceeds $125,000, but if the aggregate amount of indemnification claims under Section 11.3 reaches such amount, Purchaser shall be liable to the Seller Indemnified Parties for the full amount of such indemnified claims, in excess of $25,000 dollars;

                 (c) Maximum. Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be liable for amounts exceeding $5,000,000; and

                 (d) Claim. A claim for indemnity is made by giving written notice of the claim to the party from whom indemnity is sought. The written notice must contain a description of the claim with reasonable detail and based on information and knowledge available to the party asserting the right to indemnity.

            11.7 Exclusive Remedy. A claim for indemnity under this Article XI shall be the sole and exclusive remedy of any party seeking redress of an alleged breach of this Agreement or making any claims with respect to this Agreement or the transactions contemplated hereby, except in the event of fraud.

                                   ARTICLE XII

                                     NOTICES

            12.1 Notices. All notices shall be in writing delivered as follows:


                  (a)                         If to Purchaser, to: Thomas
                                              A. Compton President
                                              Precision Strip, Inc. 86
                                              South Ohio Street P.O. Box
                                              104 Minster, Ohio
                                              45865-0104

                           With a copy to:    James G. Ryan, Esq.
                                              Bailey Cavalieri LLC
                                              10 West Broad Street, Suite 2100
                                              Columbus, Ohio  43215

                           If to Seller, to:  Peter F. Shields, Chairman
                                              Flat Rock Metal, Inc.
                                              26601 W. Huron River Drive
                                              P.O. Box 1090
                                              Flat Rock, MI  48134-1090

                           With a copy to:    Thomas J. Strobl, Esq.
                                              Strobl & Sharp, P.C.
                                              300 E. Long Lake Road, Suite 200
                                              Bloomfield Hills, MI 48304
or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given three business days after being mailed; otherwise, notices shall be deemed to have been given when received by the Person to whom the notice is addressed or any other Person with apparent authority to accept notices on behalf of the Person to whom the notice is addressed.

         12.2 Binding Effect. Except as may be otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer on any Person other than the parties any rights or benefits hereunder. If Seller fails to honor a request for indemnification hereunder then Parent shall become responsible for Seller's indemnification Liability.

            12.3 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

            12.4 Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Capitalized terms not otherwise defined in the Exhibits or Schedules to this Agreement will have the meanings given to them in this Agreement, (i) the disclosure of any item on any Exhibit or Schedule to this Agreement will be deemed to be a disclosure of such item for all purposes of this Agreement, including a disclosure of such item on each other Exhibit and Schedule to this Agreement, and (ii) matters reflected in any Exhibit or Schedule to this Agreement are not necessarily limited to matters required to be reflected in any such Exhibit or Schedule, any such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature and inclusion of any matter in any Exhibit or Schedule to this Agreement will not be considered an admission that such matter is or may be material for purposes of this Agreement or otherwise. All Schedules referred to in this Agreement shall be initialed by the party delivering the same and dated the date of delivery.

            12.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

            12.6 Governing Law. This Agreement shall be governed by and construed under Ohio law, without regard to conflict of laws principles.

            12.7 Waivers. Compliance with this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

            12.8 Pronouns. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

            12.9 Time Periods. Unless otherwise specified in this Agreement, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

            12.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

            12.11 Modification. No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement.

            12.12 Entire Agreement. Except for the Confidentiality Agreement between Purchaser and Seller dated November 8, 2005 and the Letter of Intent dated January 19, 2006, this Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

            12.13 Counterparts. This Agreement may be signed in one or more counterparts, and each counterpart will be considered an original Agreement. All of the counterparts will be considered one document and become a binding agreement when one or more counterparts have been signed by each of the Parties and delivered to the other by facsimile or scanned email.

         INTENDING TO BE LEGALLY BOUND, the parties have signed this Acquisition Agreement as of the date first above written.

                                       PARENT:

                                       SHIELDS ACQUISITION COMPANY, INC.,
                                       a Michigan corporation



                                       By:
                                          -------------------------------

                                       Print Name:  Peter F. Shields

                                       Its: Chairman


SELLER:                                PURCHASER:

FLAT ROCK METAL PROCESSING L.L.C.      PRECISION STRIP, INC.


By                                     By:
  --------------------------------     ----------------------------------

Print Name:  Peter F. Shields          Print Name:
                                                  -----------------------

Its:  Chairman                         Its:
                                           ------------------------------

Peter F. Shields acknowledges receiving direct or indirect consideration for being bound by Sections 10.2.1 and 10.2.2 and that Purchaser would not have entered into this Agreement unless Peter F. Shields agreed to be bound by such sections.


                                      ------------------------------------
                                      Peter F. Shields
                                      As to Section 10.2.1 Only

Keith King acknowledges receiving direct or indirect consideration for being bound by Sections 10.2.1 and 10.2.2 and that Purchaser would not have entered into this Agreement unless Keith King agreed to be bound by such sections.


                                      ------------------------------------
                                      Keith King
                                      As to Section 10.2.1 Only

Michael F. Shields acknowledges receiving direct or indirect consideration for being bound by Sections 10.2.1 and 10.2.2 and that Purchaser would not have entered into this Agreement unless Michael F. Shields agreed to be bound by such sections.


                                      ------------------------------------
                                      Michael F. Shields
                                      As to Section 10.2.1 Only